For Information Purpose Only

The following letter presents the key terms and conditions of the $1,500,000 revolving credit facility which NBCI has extended credit to 4Health.

BORROWER:         4Health, Inc.

FACILITY:         A $1,500,000 revolving loan of which the lesser
                 of $1,500,000 or the amount determined under
                  the Borrowing Base (as described below) may be borrowed.

BORROWING BASE:   The calculation for determining the Borrowing
                 Base is 80% of eligible accounts receivable plus 50% of eligible inventory.

                  Ineligible accounts receivable to include, among other things:
                  - That portion of an account that is more
                    than 90 days past invoice date.  If more
                   than 10% of the total amount owed by a
                   customer is over 90 days from invoice,
                   then the entire account is ineligible;
                  - That portion of Mass Market accounts in
                    excess of $100,000;
                  - Accounts with offsetting accounts payable
                    (contra accounts);
                  - U.S. government accounts;
                  - Accounts for bartered services;
                    Unless approved by NBCI in writing, that portion of an account that exceeds 15% of total accounts receivable (concentration accounts).
                  - Foreign accounts (excluding Canada) without
                    foreign receivable credit insurance or
                    backed by an acceptable letter or credit,
                 - Accounts for goods not as yet shipped
                    (prebillings), and
                  - Accounts to related parties.

                  Advances against inventory is capped at
                  $300,000.




                  NBCI reserves the right at any time and in
                 its sole discretion to redetermine
                 eligibility, advance rates, and
                 concentration limits.

MATURITY DATE:    The termination date of the Facility is
                  8/21/00.

COLLATERAL:       The Facility is secured by a first priority
                  interest in all accounts receivable,
                 inventory, general intangibles, and any
                 unencumbered machinery and equipment.

INTEREST RATES:   The interest rate on the Facility is Norwest
                  Bank Minnesota's Base Rate plus 2.50% payable monthly in arrears and calculated on the basis of actual days elapsed in a year of 360 days.

                 The default rate of interest is 3.00% higher
                  than the rate stated above.  Norwest Bank
                  Minnesota's Base Rate shall mean the rate of interest publicly announced by Norwest Bank Minnesota from time to time as its Base Rate (currently 8.5%).

MINIMUM INTEREST: Provided the Facility has not been terminated, there shall be a $15,000 minimum quarterly interest charge.

UNUSED
COMMITMENT FEE:   1/4% per annum on the average amount of the
                  Facility not borrowed, payable monthly in arrears.

TERMINATION FEE:  If the Facility is refinanced prior to
                  expiration, there shall be a 3% prepayment fee for the amount of the Facility during the first year, 2% during the second year, and 1% during the third year. The Termination Fee shall be waived if the Facility is refinanced by a Norwest Bank.

PERSONAL
GUARANTEES:       None.  However, in the event that NBCI comes
                  into possession of any of Borrower's Collateral by reason of the occurrence of an event of default, R. Lindsey Duncan must agree to assist
                  NBCI in the disposition of such Collateral.

LOCKBOX AND
COLLATERAL
ACCOUNT: Borrower's receivable collections shall be remitted to a lockbox. Proceeds of the lockbox, including cash receipts and
                  collections received outside of the lockbox,
                 shall be deposited daily into a "cash
                  collateral account" owned by NBCI. After allowing two days for collection and one day for processing, the funds shall be applied to the Facility.

QUARTERLY
COLLATERAL
AUDITS AND
OTHER EXPENSES:   All costs incurred by NBCI for its initial due
                  diligence audit and subsequent quarterly field examinations will be billed on an hourly basis per analyst (currently, $60 per hour) plus actual out-of-pocket expenses. On each anniversary of the Facility, NBCI will determine the maximum amount that Borrower will be charged for quarterly field examinations provided there is no event of default.

                  In addition to collateral audits, Borrower shall be responsible for any and all reasonable expenses of NBCI, including without limitation, legal fees and expenses, lockbox costs, fees for the wiring of loan advances ($15 per advance), and the costs for any subsequent amendments or documentation.

FACILITY
DORMANCY:         Minimum quarterly interest will be reduced from
                  $15,000 to $3,750 if Borrower provides 30 days advance notice that the Facility is expected to remain dormant (at zero balance) for an extended period of time. While the Facility is dormant, collateral audits will not be performed and lockbox collections will be remitted directly to Borrowers operating account. To reactivate the Facility, Borrower will be required to give NBCI at least 30 days notice to perform an updated collateral audit prior to funding.





COLLATERAL
AND FINANCIAL
REPORTING:        Collateral and financial reporting shall be
                  required, but not limited to the following:
                  a.  Weekly (or more frequently if necessary)
                      reporting of sales, credit memos, and
                      collections along with a Borrowing Base
                      reconciliation report;
                  b.  Monthly:
                      1.  Receivable aging accompanied with a
                          calculation of accounts receivable
                          ineligibility due by the 15th of each
                          month;
                      2.  Inventory report accompanied with a
                          calculation of inventory ineligibility
                          due by the 15th of each month;
                     3.  Accounts payable aging due by the 15th
                          of each month; and
                      4.  Internally prepared financial
                          statements of Borrower along with a
                          covenant compliance report due by the
                          20th of each month.
                 c.  Annually:
                      1.  Audited financial statements within 90
                          days of fiscal year end; and
                      2.  Next year's monthly financial
                          projections prepared 30 days prior to
                          Borrower's next fiscal year.
                  d.  When prepared, quarterly SEC filings and
                      any notices to shareholders.
FINANCIAL
COVENANTS:        It is contemplated that the following financial
                  covenants for fiscal 1997 and 1998 will appear
                  Borrower's loan agreement with NBCI, which covenants may change if there is a material misrepresentation in Borrower's financial reporting which is discovered in the course of performing our initial due diligence, or if there are changes in Borrower's financial projections as presented to NBCI, or if there is a prior period adjustment after the Facility closes. (Financial covenants for fiscal years after 1998 will be set annually for the upcoming fiscal year).

                  1.  Capital Expenditure Covenant:  Limited to
                      $50,000 per year.



                 2.  Stop Loss Covenant.  Total accumulative
                      year to date losses for fiscal 1997
                      (excluding any extraordinary gains) shall not exceed:
                         $2,000,000 by September 30, 1997
                         $2,750,000 by December 31, 1997
                  3. Minimum Profitability. Total accumulative profitability for fiscal 1998 shall not be less than:
                         $50,000 by March 31, 1998
                         $100,000 by June 30, 1998
                         $250,000 by September 30, 1998
                         $300,000 by December 31, 1998
                  4.  Minimum Monthly Net Worth Covenant. Not
                      less than:
                         $4,550,000 through September 30, 1997
                         $3,800,000 from October 1, 1997 to
                                    December 31, 1998
                         $3,800,000 from January 1, 1998 to
                                    March 31, 1998
                         $3,850,000 from April 1, 1997 to
                                    June 30, 1998
                         $3,900,000 from July 1, 1997 to
                                    September 30, 1998
                         $4,050,000 from October 1, 1997 to
                                    December 30, 1998
                         $4,100,000 after December 31, 1999

NORWEST BUSINESS CREDIT, INC.


/s/ Tony S. Lee
Tony S. Lee
Banking Officer